Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION FIRM
We hereby consent to the reference to our name and the description of our role and the valuation of the real properties and related assumptions and the reference to our firm under the captions “Net Asset Value Calculation and Valuation Procedures” and “Experts” in the base prospectus, dated September 1, 2017, being included in Post-Effective Amendment No. 18 to the Registration Statement on Form S-11 (File No. 333-197767) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
In addition, we hereby consent to the reference to our name and the description of our role and the valuation of the real properties and related assumptions and the reference to our firm under the captions “March 31, 2018 NAV Per Share”, “Net Asset Value Calculation and Valuation Procedures” and “Experts” in Supplement No. 1, dated April 16, 2018, to the base prospectus being included in Post-Effective Amendment No. 18 to the Registration Statement on Form S-11 (File No. 333-197767) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S., Inc.
April 16, 2018